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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549




                                  FORM 8-K


                               CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)               August 30, 1996

                       Commission File Number: 1-9594


                        UNIONFED FINANCIAL CORPORATION
           (Exact name of registrant as specified in its charter)



            Delaware                                          95-4074126
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                            Identification No.)


       2501 E. Chapman Avenue, Suite 100
       Fullerton, California                                 92831
(Address of principal executive offices)                  (Zip Code)


      Registrant's telephone number, including area code: (714) 579-3257



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Item 5. Other Events

The Board of Directors of UnionFed Financial Corporation ("the Company") has adopted a Plan of Liquidation providing for the orderly dissolution and winding up of the Company's affairs. The Company's principal holding, Union Federal Bank, a federal savings bank, was placed in government receivership on August 9, 1996. At the time, the Bank had a substantial negative net worth and was sustaining operating losses due to its high level of non-performing assets. Efforts to sell all or part of the Bank's charter, assets and/or remaining operations were unsuccessful. The Bank was the Company's only subsidiary and the Company currently carries on no other business activity.

The Company currently has approximately $150,000 in assets and no remaining business operations. It is anticipated that all or substantially all of the assets will be necessary to pay known contractual liabilities of the Company and expenses of winding up the Company's affairs. Accordingly, it is not anticipated that any assets will be available to distribute to the Company's stockholders. The Company currently has approximately 800 stockholders of record and 27.2 million shares outstanding. The Company expects that there will not be any future trading in the Company's stock.

The Plan of Liquidation will be submitted to the stockholders of the Company for approval in the near future to facilitate the winding up of the Company's affairs and to help establish stockholders' tax losses.



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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       UNIONFED FINANCIAL CORPORATION


Date:  September 4, 1996               /s/ Michelle X. Dean
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                                       Michelle X. Dean
                                       Chief Financial Officer